                                                                      EXHIBIT 11

                 AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                             YEAR ENDED DECEMBER 31,
                                         -------------------------------
                                           1993       1992        1991
                                         -------     -------     -------
                                       (In thousands except per share data)
PRIMARY:
  Net Earnings                           $36,357     $ 2,397     $27,239
                                         =======     =======     =======
 Average Common Shares Outstanding        19,255      19,139      18,938
 Effect of Dilutive Stock Options            341         284         533
                                         -------     -------     -------
 Total Average Shares Outstanding         19,596      19,423      19,471
                                         =======     =======     =======
 Primary Earnings Per Share              $  1.86     $   .12      $ 1.40
                                         =======     =======     =======
FULLY DILUTED:

 Net Earnings                            $36,357     $ 2,397     $27,239
 Redeemable Preferred Stock Dividends      2,760        --          --
                                         -------     -------     -------
 Adjusted Net Earnings                   $39,117     $ 2,397     $27,239
                                         =======     =======     =======
 Average Common Shares Outstanding        19,255      19,139      18,938

 Effect of Dilutive Stock Options            552        304          505
 Effect of Conversion of Redeemable
   Preferred Stock Dividends               1,710        --           --
                                         -------     -------     -------
 Total Average Shares Outstanding         21,517      19,443      19,443
                                         =======     =======     =======
 Fully Diluted Earnings Per Share        $  1.82     $   .12     $  1.40
                                         =======     =======     =======
